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CONTACT: Meghan Cox Manager Corporate Communications T - (412) 433-6777 E - mmcox@uss.com

FOR IMMEDIATE RELEASE
U. S. STEEL ANNOUNCES NEW ROLES FOR TWO EXECUTIVE LEADERS
PITTSBURGH, August 31, 2018 – Today, United States Steel Corporation (NYSE: X) President and Chief Executive Officer David Burritt announced the appointment of two executive leaders, Scott D. Buckiso and James E. Bruno, to lead the company’s Automotive and European Solutions commercial entities, respectively.
Effective October 1, Buckiso, currently serving as Senior Vice President – European Solutions and President, U. S. Steel Košice will become Senior Vice President – Automotive Solutions. James E. Bruno, currently serving as Senior Vice President – Automotive Solutions, will become Senior Vice President – European Solutions and President, U. S. Steel Košice.
Buckiso began his career with U. S. Steel in 1990 as a management associate and has served in roles of increasing responsibility within the company, including tenures at the Mon Valley, Great Lakes and Gary Works facilities as well as former facilities in Serbia and Canada. Buckiso has held executive

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responsibility for the company’s operations in the Slovak Republic since 2015. He and his family will return to the U.S. this fall.
Bruno began his career with U. S. Steel in December 2014 as Senior Vice President – Automotive Solutions, one of three commercial entities within U. S. Steel’s North American Flat-Rolled products operating segment that are structured to help the company get closer to customers.  Under Mr. Bruno’s leadership, Automotive Solutions collaborates with automotive customers to develop solutions to address challenges facing the industry, including increased fuel economy standards and enhanced safety requirements. Bruno will relocate to the Slovak Republic.
Of the new roles, Burritt stated, “These changes are part of our company’s normal executive development process.  The new roles will expose Scott and Jim to different leadership and business opportunities while helping our company increase our executive bench strength by further enhancing their capabilities.”

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United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 300 company with major operations in the United States and Central Europe. For more information about U. S. Steel, please visit www.ussteel.com.

©2018 U. S. Steel. All Rights Reserved	www.ussteel.com